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                                                                    EXHIBIT 10.4

                        CO-EXCLUSIVE MARKETING AGREEMENT

     THIS AGREEMENT is made as of the 29th day of June, 1999 (the "Effective Date"), by and between PHARMACIA & UPJOHN COMPANY, a corporation organized and existing under the laws of the state of Delaware, with offices at 95 Corporate Drive, Bridgewater, New Jersey 08807-1265 ("P&U"), and MGI PHARMA INC., a corporation organized and existing under the laws of Minnesota, with offices at Suite 300 E, Opus Center, 9900 Bren Road East, Minnetonka, MN 55343-9667 ("MGI").

     WHEREAS, P&U has proprietary rights to the pharmaceutical product, AZULFIDINE EN-T (R), which it markets for use in treating rheumatoid arthritis among other inflammatory disorders;

     WHEREAS, MGI has experience and expertise in the marketing and promotion of pharmaceutical preparations in various fields, including the field of rheumatology; and

     WHEREAS, P&U and MGI wish to enter into an agreement relating to the marketing and promotion of AZULFIDINE EN-T (R) in the Territory (defined below).

     NOW, THEREFORE, the parties hereby agree as follows:

Section 1. Definitions

     1.1 "Affiliate" shall mean in the case of a corporation, any entity in which P&U or MGI, as the case may be, has ownership, directly or indirectly, of at least fifty percent (50%) of the stock entitled to vote for the election of Directors and, in the case of a non-stock company, any entity in which P&U or MGI, as the case may be, has the legal power to direct or cause the direction of the general management and policies of such entity.

     1.2 "Best Efforts" shall mean those efforts that would be made by a reasonably prudent business person acting in good faith in the exercise of reasonable commercial judgment.

     1.3 "Contract Year" shall mean each 12 calendar month period commencing on the first day of the calendar month in which MGI begins Detailing the Product.

     1.4 "Dedicated Sales Force" shall mean such employees of MGI as have been assigned to the promotion and Detailing of the Product. The number of MGI employees that constitute the Dedicated Sales Force, including their distribution throughout the Territory, as of the Effective Date is further described in Exhibit A attached hereto. MGI retains the right to change the number and distribution of its Dedicated Sales Force needed, due to business conditions and/or position vacancies, and it will inform P&U of any material changes in the composition thereof.
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Marketing Agreement
P&U/MGI                                                                Page -2-

     1.5 "Details" or "Detailing" shall mean with respect to the Product the activity undertaken by a sales representative during a sales call on physicians and using, as necessary or desirable, labeling or promotional materials, in an effort to increase physician prescribing preferences for the Product for its FDA-approved uses.

     1.6 "FDA" shall mean the U.S. Food and Drug Administration.

     1.7 "Incremental Revenue" shall mean (1) the amount of Net Sales for any period which exceed the prorated Sales Base for such period, less (2) a distribution expense deduction of 1.5% of the amount determined in (1) above.

     1.8 "Marketing and Promotional Plan" shall mean the plan and budget for the activities of the parties relating to the Product as approved by the Operations Committee, including without limitation the budget for Non-Detailing Costs for advertising, dissemination of literature and brochures, exhibition materials, promotional aids and mailing, samples and participation in major national and regional symposia.

     1.9 "Marketing Fee" shall mean the quarterly fee calculation to MGI by P&U hereunder which is described in Section 6.1.

     1.10 "Marketing Team" shall mean the Product Managers from P&U and MGI responsible for the management of day-to-day administrative and operational activities relating to the marketing of the Product.

     1.11 "Net Sales" shall mean with respect to any Product: the gross invoiced sales of such Product by P&U to unrelated third persons, less the following deductions to the extent included in the gross invoiced sales for such Product or otherwise directly paid or incurred by P&U or its sublicensees with respect to the sale of such Product, all determined in accordance with U.S. Generally Acceptable Accounting Principles:

          (i) discounts, credits, rebates, allowances, adjustments, rejections, recalls for which the customer has been credited the original sales price and returns;

          (ii) trade, quantity, or cash discounts or rebates customary to the industry and actually allowed, given or accrued (including, but not limited to, cash, governmental and managed care rebates, and hospital or other buying group chargebacks);

          (iii) sales, excise, turnover, inventory, value-added, and similar taxes assessed on the sale of such Product, to the extent included in the invoiced sales;

          (iv) the portion of any management fees paid during the relevant time period to group purchasing organizations that relate specifically to the sale of such Product to such organizations.
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Marketing Agreement
P&U/MGI                                                                Page -3-

     1.12 "Non-Detailing Costs" shall mean all amounts approved by the Marketing Team (as evidenced by inclusion in the Annual Marketing and Promotion Plan) and spent by either party in promotion and marketing the Product to the prescribing community (and, if applicable, to the patients), which are not directly related to the maintenance and functioning of MGI's Dedicated Sales Force. Non-Detailing Costs include but are not limited to samples, field aids, advertising, organization of conventions and symposia, Promotional Materials, organization of training courses, training materials, scientific publications, and all other expenses not directly related to the support, maintenance and function of the Dedicated Sales Force or employees or agents of P&U. Except as expressly provided herein, Non-Detailing Costs shall not include travel and lodging expenses for employees of MGI or P&U, nor any part of either party's respective internal operating expenses for any reason or purpose.

     1.13 "Operations Committee" shall mean those persons from P&U and MGI that shall have responsibility for providing the leadership required to ensure optimal commercial success of the Product.

     1.14 "Product" shall mean AZULFIDINE EN-T(R) (sulfasalazine formulated in a delayed release tablet for oral administration) in all approved indications, including any improvements thereto.

     1.15 "Product Manager" shall mean the individual at P&U and MGI responsible for the day-to-day activities related to the marketing and promotion of the Product.

     1.16 "Promotional Materials" shall mean all sales and promotional materials related to the Product created by or for P&U prior to or after the Effective Date.

     1.17 "Proprietary Information" means any information of value of either party, not generally known to the public, including (but not limited to):

     (a) Information related to the Product; the development status of the Product; Product indications and modes of administration; technical information, such as clinical, biological, manufacturing, pharmaceutical and characterizing data; and know-how;

     (b) business information, such as reports; records; customer lists; supplier lists; marketing and sales plans; financial information; costs; and pricing information; and

     (c) pharmacoeconomic analyses, if any, conducted by P&U with respect to the Product.
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Marketing Agreement
P&U/MGI                                                                Page -4-

     1.18 "Sales Base" shall mean P&U's Net Sales of Product in the Territory in the last 12 full calendar months preceding the date on which MGI begins Detailing the Product. When prorating the Sales Base in the calculation of Incremental Revenue for periods of less than one year, the Sales Base shall be evenly distributed by month.

     1.19 "Territory" shall mean the United States, including the District of Columbia.

     1.20 "Trademarks" shall mean all trademarks, trade names, brand names, logos and designs whether or not registered, used during the term of this Agreement by either party in connection with the promotion, marketing and sale of the Product.

Section 2. Relationship

     2.1 P&U and MGI wish to cooperate in the promotion and marketing of the Product in order to maximize the sales of the Product in the Territory to the mutual profit and advantage of both Parties.

     2.2 During the term of this Agreement, P&U will not grant, whether by agreement or otherwise, any third party any rights to promote or market the Product in the Territory that conflict with the rights granted to MGI hereunder.

Section 3. Structure

     3.1 The cooperation between the parties as set forth in this Agreement will not constitute nor be construed as constituting a partnership or a relationship of agent and principal. Neither party shall, under any circumstances act as or represent itself to be a partner, agent or a representative of the other. Neither party shall have any responsibility for the firing, compensation, or employee benefits of the other party's employees. No employee or representative of either party shall have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever, or to create or impose a contractual or other liability on the other party without said party's authorized written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary the legal relationship of the parties under this Agreement shall be that of independent contractors.

     3.2 For the purpose of coordinating promotional and marketing activities and expenditures of each party with respect to the Product in the Territory, the parties will set up an Operations Committee and a Marketing Team in which both parties are equally represented.

     3.3 Operations Committee: The Operations Committee shall be co-chaired by a senior manager from P&U and MGI. The initial membership of the Operations Committee shall be as set forth in Exhibit B and as shall be amended from time to time. Replacements on the Operations Committee shall be any person having a functionally equivalent position to that of the person replaced. The Operations Committee is responsible for providing the
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Marketing Agreement
P&U/MGI                                                                Page -5-

leadership required to ensure the optimal commercial success of the Product. It shall evaluate and determine the level of human, financial and functional resource support required and shall approve, and serve as the decision body on all matters pertaining to implementation of activities outlined in, the Marketing and Promotional Plan. The Operations Committee shall also oversee the activities of the Marketing Team and resolve any disputes arising from the Marketing Team. During the first Contract Year of this Agreement, the Operations Committee shall meet regularly as needed, but not less than once every four (4) months. Thereafter, meetings will be held as necessary, but at least twice per Contract Year. The location of said meetings shall alternate between the home offices of each party or an acceptable off-site location as agreed to between each party. In the event the members are unable to reach a unanimous decision on a matter, P&U shall have the deciding vote.

     3.4 Marketing Team: The Marketing Team shall be comprised of Product Managers (or their representatives) from P&U and MGI and shall be responsible for management of the day to day administrative and operational activities and shall coordinate activities of each party's members of its respective marketing team, including approving the use by MGI of the Promotional Materials (and the use of the Trademarks included therein). Further, the Marketing Team shall prepare the annual Marketing and Promotional Plan, including a budget for Non-Detailing Costs, which shall be reviewed and approved by the Operations Committee, and the Marketing Team shall periodically review and determine whether modifications are necessary to a Marketing and Promotional Plan for a particular year in order to adjust to market circumstances (which modifications must be approved by the Operations Committee). The Marketing and Promotional Plan for Contract Year 1 will be developed by the Marketing Team within 45 days after the Effective Date and will be attached hereto as Exhibit C. The Marketing and Promotional Plan for subsequent Contract Years will be developed in a timely manner by the Marketing Team and attached hereto as Exhibit C. The Marketing Team shall meet regularly as needed. Any disagreement within the Marketing Team shall be referred to the Operations Committee for resolution.

Section 4. Strategy/Role of Parties/Commitments

     4.1 Strategy

          The parties agree that the most efficient strategy to achieve the objectives of this Agreement is through the promotion (both Detailing and the activities related to the Non-Detailing Costs) of the Product by the Dedicated Sales Forces and the parties, using a centrally coordinated marketing approach.

     4.2 P&U's Role

     4.2.1 P&U as owner of the Product will retain full and sole control and ownership over the Product including all improvements to the Product whether patentable or not, any and all existing and future intellectual property rights, including Trademarks and regulatory approvals connected with the Product.
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Marketing Agreement
P&U/MGI                                                                Page -6-

     4.2.2 P&U shall manage all regulatory filings, labeling requirements, regulatory reporting duties, price approvals for reimbursement purposes, and post-marketing regulatory obligations.

     4.2.3 P&U shall retain exclusive authority and responsibility for the handling of adverse reaction reports. In the case of serious adverse reaction reports, MGI shall use Best Efforts to notify P&U immediately by telephone or telefax of any adverse reaction data it may have received. The parties will meet to determine the most appropriate way to handle any such reports.

     4.2.4 P&U shall retain exclusive authority and responsibility for handling any disputes and law suits with any regulatory agency, as well as with patients and customers, regarding advertising, promotion and other activity hereunder, except that P&U may not obligate MGI (whether monetarily or otherwise) as part of the settlement of any such dispute or law suit without MGI's prior written consent.

     4.2.5 P&U will manufacture the Product for sale in the Territory.

     4.2.6 P&U retains the right to market and sell the Product in the Territory, provided that P&U reports its marketing and sales activities to the Marketing Team in order for such activities to be coordinated with the Marketing and Promotional Plan.

     4.2.7 P&U will have the sole right and responsibility for establishing and modifying the terms and conditions with respect to the sale of the Product, including the price at which the Product will be sold and any discounts or rebates granted.

     4.2.8 P&U will have sole responsibility for dealing with the FDA and all regulatory agencies concerning the Product unless otherwise required by law or regulation.

     4.2.9 P&U will be solely responsible for billing of customers and for all relations with customers.

     4.2.10 P&U shall handle all requests or inquiries related to the return of Product. MGI's Dedicated Sales Force shall not accept returns of Product from the field and shall refer such requests or inquiries to P&U's Customer Service representatives for handling in accordance with P&U's returned goods policy.

     4.2.11 P&U alone shall have the authority to recall any quantity of the Product and shall manage any recall.

     4.2.12 P&U shall timely supply MGI with mutually agreed upon sales data for the Product at no charge.
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Marketing Agreement
P&U/MGI                                                                Page -7-

     4.3 MGI's Role

     4.3.1 MGI shall use its Best Efforts, consistent with accepted business practices and legal requirements, to train, deploy, motivate through appropriate incentive compensation and use its Dedicated Sales Force to promote and Detail the Product in the Territory in accordance with the Marketing and Promotional Plan and other promotional programs and budgets approved by the Operations Committee and otherwise in such a manner and as expeditiously as MGI itself would have adopted in launching, promotion and Detailing any other major pharmaceutical product within its product portfolio.

     4.3.2 MGI will cooperate with P&U in dealing with any customer complaints concerning the Product and will take such action to resolve such complaints concerning the Product as may be reasonably requested by P&U, consistent with the rights granted to MGI hereunder. MGI will inform P&U in writing regarding any information concerning the safety or efficacy of the Product as required by
Section 4.2.3.

     4.4 Obligations of the Parties

     4.4.1 Governmental Contact Reporting MGI shall immediately notify P&U upon being contacted by the FDA or any state drug regulatory agency for any regulatory purpose pertaining to the Agreement or to the Product. MGI shall not respond to such contact before consulting with P&U unless it is impracticable to give advance notice in which event MGI will notify P&U of such contact as soon as reasonably practical.

     4.4.2 Promotional Materials and Samples. P&U shall provide MGI with all available Promotional Materials created by or for P&U in quantities sufficient to allow MGI's representatives to Detail the Product in accordance with the Marketing and Promotional Plan. Such Promotional Materials and any other items, such as samples, to be provided by P&U to MGI pursuant to the Marketing and Promotional Plan shall be provided at P&U's cost, and included in P&U's Non-Detailing Costs. MGI shall only use Promotional Materials provided by P&U and shall not in any manner alter such materials provided by P&U except that MGI may attach to Promotional Materials created by P&U labels created by MGI and approved by the Marketing Team.

     4.4.3 Sales Training P&U shall provide MGI all training, including, without limitation all training materials, transfer of expertise, advice and assistance in order for MGI and its Dedicated Sales Force to receive adequate training as needed to Detail and promote the Product as provided for in this Agreement. MGI shall ensure that its Dedicated Sales Force is available for such training. MGI may create or have created training materials for the Products using the training materials and information provided by P&U.
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Marketing Agreement
P&U/MGI                                                                Page -8-

     4.4.4 Orders P&U shall manage and fill all orders for the Product, and MGI shall not take any order for the Product. MGI shall promptly refer any orders for the Product from third parties to P&U so that such orders can be processed by P&U on a timely basis.

     4.4.5 Invoices All invoices to customers in the Territory shall be sent by P&U directly to the customer. It is expressly understood that full power and authority for all collections rests with P&U, which shall exercise complete control over the approval of all customers credits, orders, and contracts.

     4.4.6 Information Requests All significant questions and inquiries regarding the Product received by MGI which cannot be answered by MGI by referring to the Product package inserts or labeling shall be forwarded by MGI to P&U as soon as practical after receipt, but in any event no longer than five
(5) business days after receipt by MGI.

     4.4.7 Government Contact. P&U shall provide MGI with prompt written notice of any inquiries from or positions taken by the FDA or any other government agency which may significantly affect the marketing of the Product.

     4.4.8 Generic Competition and Reduced Sales. In the event that (a) any generic version of the Product competing with the Product marketed in the Territory reduces sales of the Product in the Territory by *** percent (***%) or to the Sales Base Level (where both such reductions will be measured on a quarter by quarter basis), or (b) if the Marketing Fee for the fourth quarter of a Contract Year is negative and MGI is required to pay to P&U any amounts for such quarter pursuant to the terms of Section 6.1, the parties will meet within twenty (20) days after such determination in order to discuss and agree upon any necessary modifications to the Marketing and Promotional Plan and the parties' rights and obligations hereunder (including, without limitation, the formula used to calculate MGI's Marketing Fee hereunder), in order to adjust to such unexpected decrease in Incremental Revenue. If the parties cannot reach agreement on such modifications within ten (10) days after their meeting, then MGI shall have the right to terminate this Agreement as provided in Section
14.5. In addition, if at any time either party can demonstrate its inability to promote the Product on a profitable basis to the reasonable satisfaction of the other party, such party shall have the right to terminate this Agreement as provided in Section 14.5.

     4.4.9 No Hire. During the term of this Agreement and for six (6) months thereafter, neither party nor its Affiliates shall hire any employees of the other party without prior written consent, which consent such party may grant in its sole discretion.

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.
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Marketing Agreement
P&U/MGI                                                                Page -9-

     4.4.10 Warranty. Each party warrants to the other that it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such execution, delivery and performance hereunder does not and will not violate any other agreements of such party. P&U warrants to MGI that it has the right to grant to MGI the rights and license granted under this Agreement.

Section 5. Sales Target

     5.1 Sales Targets. In each Contract Year, MGI shall meet the following sales targets (the "Sales Targets"): in the first Contract Year, the Sale Base plus *** percent (***%) of such Sales Base, and in each subsequent Contract Year, the preceding year's Sales Target, plus *** percent (***%) of such preceding year's Sales Target. If at the end of any Contract Year, MGI has failed to meet such Sales Target, the parties shall meet and attempt to arrive at mutually acceptable compromise within the spirit and intent of this Agreement, failing which, P&U may terminate this Agreement as provided in
Section 14.4.

Section 6. Compensation

P&U shall compensate MGI for its services rendered during the term of this Agreement as follows:

     6.1 Marketing Fee. P&U shall calculate and pay MGI a Marketing Fee equal to
(a) fifty percent (50%) of Incremental Revenue, minus (b) fifty percent (50%) of the aggregate total of Non-Detailing Costs incurred by P&U and MGI, plus (c) one hundred percent (100%) of the Non-Detailing Costs incurred by MGI, with all such Non-Detailing Costs approved by the Marketing Team as provided in Section 3.4. The Marketing Fee shall be calculated on a Contract Year-to-date basis as of the end of the 3rd, 6th, 9th and 12th months (i.e., each quarter) of each Contract Year. Thus, amounts paid to MGI for previous quarters of a particular Contract Year shall be deducted in determining the amount due for the current quarter. In the event the amount due MGI for the 1st, 2nd or 3rd quarter of a Contract Year is negative, no cash settlement will be made to either party. If the amount due MGI for the 4th quarter is negative, MGI shall pay to P&U the lesser of: (a) the amount due for the quarter, or (b) the amount necessary such that MGI has paid (i.e., expended directly and/or to paid to P&U pursuant to this item (b)) a total of fifty percent (50%) of the aggregate total Non-Detailing Costs incurred by MGI and P&U in such Contract Year. Calculation and payment of each quarterly Marketing Fee will be made within 45 days after the end of the applicable quarter, and P&U shall provide a written report detailing the basis for the amount of such payment (even if no payment is due in such quarter), unless MGI has not provided P&U an accounting of its Non-Detailing Costs for the applicable quarter within 25 days after the end of such quarter, in which case P&U shall have 20 days from receipt of the required information from MGI in which to calculate and make the appropriate payment and report to MGI. An example calculation of the Marketing Fee for a particular Contract Year is contained in Exhibit C attached hereto.

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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Marketing Agreement
P&U/MGI                                                                Page -10-

     6.2 Compensation and Expenses. The Marketing Fee shall be the sole and exclusive compensation to MGI for any and all services performed pursuant to this Agreement. MGI shall bear the entire cost and expense of conducting its business including, but not limited to, salaries and commissions of its personnel, offices and communications cost, travel and advertising expenses, and similar expenses.

     6.3 Sales in Territory. MGI will be compensated only for sales made by P&U in the Territory. A sale shall be deemed made in the Territory when an order for the Product is delivered within the Territory.

Section 7. Promotional Activities

     7.1 Field Force Activities

     7.1.1 MGI's sales force shall promote the Product by providing Details according to the Marketing and Promotional Plan. The parties agree that MGI shall carry out approximately *** Details on an annualized basis in each of the first two Contract Years.

     7.1.2 MGI will generate and maintain its own internal call reporting system which shall be the basis for generating reports on Detailing activity to designated physician targets.

     7.1.3 MGI shall not sub-contract the performance of any of its Detailing activities under this Agreement without the prior written consent of P&U.

Section 8 Reports

     8.1 Quarterly Reports Within twenty (20) business days after the last day of each quarter, MGI will provide P&U, in writing, with the following information for that quarter: the report on Detailing activity described above in Section 7.1.2 and a status report on the activities to be carried out by MGI under the Marketing and Promotional Plan.

     8.2 Audit For three (3) years after a report provided for in Section 8.1 above is delivered to P&U hereunder, MGI agrees to keep true and accurate records of all data utilized for the purpose of making such report and such records shall contain sufficient detail to permit a determination of the accuracy of such report. For three (3) years after a report is delivered to MGI hereunder, P&U agrees to keep true and accurate records of all data utilized for the purpose of making such report, and such records shall contain sufficient detail to permit a determination of the


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.
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Marketing Agreement
P&U/MGI                                                                Page -11-

accuracy of such report. Each party shall have the right during the applicable three (3) year period provided above, at its own expense and upon reasonable notice, to conduct audits of all of the relevant books and records of the other party which are directly related to the promotion and sale of the Product in order to determine the accuracy of a report provided and payments made, as applicable, by the other party pursuant to such report; provided, however, that if any such audit determines that P&U has underpaid MGI by more than five percent (5%) in a particular calendar quarter and such underpayment was not subsequently corrected by P&U in an ensuing quarter, then P&U shall immediately pay the amount of such underpayment to MGI and shall pay all reasonable costs of MGI's audit.

     8.3 Taxes Each party shall be responsible for its own tax compliance and payments regarding its activities under this Agreement.

Section 9. Sampling Program

     All samples shall be provided to MGI at P&U's cost. All activities in connection with the distribution of samples shall be conducted in a manner which conforms to MGI's internal policy regarding sampling and applicable laws and regulations.

Section 10. Indemnification

     10.1 P&U agrees to defend, indemnify and hold MGI and its officers, directors, agents and employees free and harmless from any third party claim or suit, judgment, liability or associated expenses (including reasonable outside attorney's fees) incurred or arising in connection with (a) the manufacture, advertising, promotion, sale, import or use of the Product and Trademarks, including, without limitation, product liability, intellectual property infringement, and personal injury (including death), and (b) any breach of any warranty, representation or covenant of P&U under this Agreement.

     10.2 MGI shall inform P&U promptly of any such claim which is brought against it and shall, at P&U's request and expense, cooperate fully with P&U in defending such claim. MGI at its expense shall have the right to advise and consult in such suit or proceeding. P&U shall have full control over the suit or proceedings, including the right to conclude any settlement on terms and conditions as P&U deems fit, provided that P&U may not obligate MGI or any other indemnitee (whether monetarily or otherwise) as part of any such settlement without the prior written consent of MGI or the indemnitee, as applicable.

     10.3 MGI agrees to indemnify and hold P&U, and its officers, directors, agents and employees free and harmless from any third party claim or suit, judgment, liability or associated expenses (including reasonable outside attorney's fees) on account of personal injury (including death) or other loss or damage to third parties resulting from MGI's negligence or willful misconduct related to or arising from MGI's Detailing and promoting the Products as provided in this Agreement, including, but not limited to, Detailing the Product in a manner that is inconsistent
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Marketing Agreement
P&U/MGI                                                                Page -12-

(i) with the FDA approval pertaining to the Product or (ii) the Marketing and Promotional Plan or decisions of the Marketing Team.

     10.4 P&U shall inform MGI promptly of any such claim which is brought against it and shall, at MGI's request and expense, cooperate fully with MGI in defending such claim. P&U at its expense shall have the right to advise and consult in such suit or proceeding MGI shall have full control over the suit or proceedings, including the right to conclude any settlement on terms and conditions as MGI deems fit, provided that MGI may not obligate P&U or any other indemnitee (whether monetarily or otherwise) as part of any such settlement without the prior written consent of P&U or the indemnitee, as applicable.

     10.5 P&U agrees to maintain product liability insurance applicable to the Product and MGI agrees to maintain commercially reasonable business liability insurance covering its activities under this Agreement.

     10.6 IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. P&U ACKNOWLEDGES THAT MGI DISCLAIMS ANY WARRANTY, REPRESENTATION OR GUARANTEE THAT MGI'S PROMOTION AND DETAILING OF THE PRODUCT AS PERMITTED HEREUNDER WILL GENERATE ANY PARTICULAR LEVEL OF ACTUAL PRESCRIPTIONS, OR ANY INCREASE IN SALES OF THE PRODUCT, AND MGI, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND AFFILIATES SHALL HAVE NO LIABILITY OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL OR ANY OTHER TYPE OF DAMAGES), REGARDLESS OF THE FORM OF ACTION, FOR ANY FAILURE TO ACHIEVE ANY PARTICULAR LEVEL OF SALES OR NUMBER OF DETAILS FOR THE PRODUCT. THE PARTIES AGREE THAT P&U'S SOLE REMEDY, AND MGI'S SOLE LIABILITY, FOR ANY FAILURE OF MGI TO MEET ANY SALES TARGETS IS SET FORTH IN
SECTION 5.1 HEREOF.

Section 11. Industrial Property Rights; Confidentiality

     11.1 In order to facilitate this Agreement it will be necessary for the parties to exchange certain Proprietary Information. Each party agrees to retain the Proprietary Information of the other party in strict confidence and not to disclose or transfer the Proprietary Information to any party or use the Proprietary Information other than as authorized by the terms of this Agreement or otherwise in writing by the discloser. The parties acknowledge that such Proprietary Information can constitute "inside information" for securities purposes and the responsibility to refrain from any unauthorized disclosure, trading or other such use. Each party represents to the other that it maintains policies and procedures designed to prevent unauthorized

Marketing Agreement
P&U/MGI                                                                Page -13-

disclosure of its own Proprietary Information. All employees of a party performing services under this Agreement shall be subject to agreements prohibiting the disclosure of Proprietary Information except on the terms permitted in this Agreement.

     11.2 These obligations of confidentiality and non-use shall not apply to Proprietary Information: (a) that was previously known to the recipient as evidenced by recipient's written records, (b) that is lawfully obtained by recipient from a source independent of the disclosing party, (c) that is now or becomes public knowledge other than by breach of this Agreement, or (d) that is legally required to be disclosed under federal or state law, provided that the party required to make the disclosure takes reasonable steps, consistent with protection it would seek for its own confidential information, to prevent the Proprietary Information from becoming public.

     11.3 These obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement.

Section 12. Tradedress and Packaging

     The Product will bear a single Trademark and the tradedress of P&U. The name of MGI will not appear on the Product, package label and insert. As provided hereunder, both MGI's and P&U's names will appear on all promotional materials (except where prohibited by law or regulation). Neither Party shall use or distribute any promotional, educational and/or training materials other than those authorized by the Operations Committee or Marketing Team.

Section 13. Competitive Products

     During the twelve (12) months after the Effective Date of this Agreement, with the exception of the product "Ridaura", MGI shall not market and/or promote in the Territory any rheumatoid arthritis product competing with the Product, unless approved by the Operations Committee.

Section 14. Term-Termination

     14.1 This Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to provisions herein, shall continue in force for a period of three and one-half Contract Years. Thereafter, the Agreement shall automatically renew for further periods of one (1) year unless or until either party shall have given the other written notice of termination of this Agreement at least six (6) months prior to the expiration of the then current term.

     14.2 The Agreement may be terminated by either party before the expiration of the time period set forth in Section 14.1 in the event of a material breach by the other Party of its obligations under this Agreement, if such breach is not remedied within ninety (90) days from date

Marketing Agreement
P&U/MGI                                                                Page -14-

on which the non-breaching party gives written notice to the breaching party describing the alleged breach in sufficient detail.

     14.3 Either party hereto shall have the right at any time by notice to the other Party to terminate this Agreement in the event that such other party shall be dissolved or liquidated, be declared insolvent or bankrupt.

     14.4 Pursuant to Section 5.1, P&U shall have the right to terminate this Agreement by giving six (6) months advance written notice, provided that such notice must be received by MGI within thirty (30) days after P&U delivers the reports required in Section 6.1 for the last quarter of the Contract Year in which the applicable Sales Target was not met.

     14.5 Each party shall have the right to terminate this Agreement by giving one (1) month advance written notice as provided in Section 4.4.8.

     14.6 Either party may terminate this Agreement as provided in Section 17.2.

     14.7 The parties have considered the possibility of expenditures necessary for the performance of the terms of this Agreement and the possible loss and damage incident to them in the event of termination. Neither party shall be liable to make any payment of damages or goodwill indemnity or compensation in any other manner on account of termination of this Agreement pursuant to its terms.

     14.8 The following Sections of this Agreement shall survive any termination hereof: 4.2, 4.3.2, 4.4.1, 4.4.4-4.4.7, 4.4.9, 4.4.10, 8, 10, 11 and 17.

Section 15. Trademarks and Tradenames

     15.1 Trademarks and trade names used by P&U or by its Affiliates in connection with the Product shall be used by MGI only with reference to such Product and only in the manner approved by the Marketing Team, as provided herein. MGI acknowledges that it has and will obtain no proprietary interest in Trademarks and trade names and agrees not to use any of them as part of its corporate or business name and to discontinue all use thereof immediately upon termination of this Agreement.

     15.2 MGI shall advise P&U promptly upon its becoming aware of any infringement by a third party of Trademarks identifying the Product in the Territory. If warranted in the opinion of P&U, P&U shall promptly take such legal action as is required to restrain or otherwise prevent such infringement MGI shall cooperate fully with and as requested by P&U, at P&U's expense, in P&U's attempt to restrain such infringement. P&U shall have the sole right to control the suit or proceeding, including the right to conclude a settlement on terms and conditions it deems fit, provided that P&U may not obligate MGI (whether monetarily or otherwise) as part of any such settlement without the prior written consent of MGI.

Marketing Agreement
P&U/MGI                                                                Page -15-

Section 16. ***

     ***

Section 17. Miscellaneous

     17.1 Notice Any notice required or permitted hereunder shall be in writing and shall be sufficiently given when personally delivered, sent by telefax, delivered by overnight courier or mailed prepaid first class registered or certified mail and addressed to the party for whom it is intended at its record address, and such notice shall be effective upon receipt, if delivered personally, sent by telefax or overnight courier, or shall be effective five (5) days after it is deposited in the mail, if mailed. The record addresses and facsimile number of the parties are set forth below:

     If to P&U: Pharmacia & Upjohn Company
                95 Corporate Drive
                Bridgewater, NJ 08807-1265
                Attn: General Counsel
                Facsimile No.: 908 306 4489

     If to MGI: MGI Pharma Inc.
                Suite 300 E, Opus Center
                9900 Bren Road East
                Minnetonka, MN 55343-9667
                Attn: CEO
                Facsimile No.: 612 935 0468

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Marketing Agreement
P&U/MGI                                                                Page -16-

Any party, at any time, may change its previous record address or facsimile number by giving written notice of the substitution to the other party as herein provided.

     17.2 Force Majeure The performance by both parties of any covenant or obligation on its part to be performed under this Agreement, with the exception of the obligation to make any payments already due and owing to the other party, shall be excused by floods, riots, fire, war, acts, injunctions, or restraints of government (whether or not now threatened), or any cause preventing such performance whether similar or dissimilar to the foregoing beyond the reasonable control of the party bound by such covenant or obligation ("force majeure"). In addition, if a force majeure event or the effects thereof prevents or affects P&U's supply of the Product to the market, for more than fifteen (15) days, MGI shall be relieved of its Detailing and other promotional obligations hereunder if and for so long as such force majeure event or the effect thereof continues. Further, if such force majeure event or the effects thereof continues for a period of ninety (90) or more consecutive days, the parties shall meet and attempt to arrive at a mutually acceptable compromise within the spirit and intent of this Agreement, failing which, either party may terminate this Agreement on thirty (30) days' prior written notice to the other party.

     17.3 Assignment This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall assign this Agreement or any of its rights, privileges or obligations without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that,(a) either party may assign this agreement without the prior written consent of the other party to an Affiliate, and (b) either party may assign this Agreement to a third party in connection with the divestiture of all or substantially all of such party's related business or product portfolio, as applicable, or in connection with a sale of all or substantially all of the business of assets of such party, whether through merger, sale of stock, sale of assets or other transaction; provided that in the case of (b), the parties shall first meet to discuss the potential impact of such transaction on this Agreement and the business relationship contemplated hereby, and failing agreement, either party shall have the right to terminate this Agreement, effective upon the later of sixty (60) days written notice or the expiration of the second Contract Year. Any such permitted successor or assignee shall in writing to the other party expressly assume performance of the rights and/or obligations assigned.

     17.4 Modification No modification or amendment hereof shall be valid or binding upon the parties hereto unless made in writing and duly executed on behalf of both of the parties.

     17.5 Waivers Failure of a party to insist upon the strict performance of any provision hereof or to exercise any right or remedy shall not be deemed a waiver of any right or remedy with respect to any existing or subsequent breach or default.

     17.6 Governing Law This Agreement shall be construed and the legal relations between the parties hereto determined in accordance with the laws of the State of New

Marketing Agreement
P&U/MGI                                                                Page -17-

York without regard to what laws might otherwise govern under applicable principles of conflict or choice of law.

     17.7 Arbitration Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or to prevent irreparable harm pending the selection and confirmation of a panel of arbitrators in accordance herewith, any and all disputes arising out of or in connection with the performance of this Agreement shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association, except that each party will be entitled to select one (1) arbitrator and the two (2) arbitrators so selected shall select a third arbitrator and if they cannot agree, then the third arbitrator will be selected by the American Arbitration Association. The arbitration shall be held in New York, New York. The award rendered shall be final and binding upon the parties. Judgment on any award may be entered in any court having jurisdiction over the parties or their assets. The costs of the arbitrators shall be shared equally by the parties, unless the arbitrators award costs to one or the other party.

     17.8 Public Disclosure Subject to the requirements of law and/or the stock exchange on which either party's stock is listed, neither party shall issue a press release or in any other way announce to the public the existence and/or contents of this Agreement and the negotiations preceding it without consent of the other party.

     17.9 Headings The clause headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of its provisions.

     17.10 Entire Agreement This Agreement constitutes the entire agreement between the Parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

PHARMACIA & UPJOHN COMPANY             MGI PHARMA INC.


By: /s/ Apet G. Iskenderian            By: /s/ Charles N. Blitzer
   --------------------------------       ------------------------------------

Name: Apet G. Iskenderian              Charles N. Blitzer
     ------------------------------

Title: Group Vice President            President & Chief Executive Officer
      -----------------------------

Marketing Agreement
P&U/MGI                                                                Page -18-

                                    EXHIBIT A
                   DESCRIPTION OF MGI'S DEDICATED SALES FORCE

                 ----------------------------------------------
                             Territory        Area Name
                 ----------------------------------------------
                               1-1110            ***
                 ----------------------------------------------
                               1-1210            ***
                 ----------------------------------------------
                               1-1310            ***
                 ----------------------------------------------
                               1-1410            ***
                 ----------------------------------------------
                               1-1810            ***
                 ----------------------------------------------
                               1-1910            ***
                 ----------------------------------------------
                               1-2110            ***
                 ----------------------------------------------
                               1-2210            ***
                 ----------------------------------------------
                               1-2310            ***
                 ----------------------------------------------
                               1-2610            ***
                 ----------------------------------------------
                               1-2710            ***
                 ----------------------------------------------
                               1-2810            ***
                 ----------------------------------------------
                               2-1710            ***
                 ----------------------------------------------
                               2-2410            ***
                 ----------------------------------------------
                               2-2510            ***
                 ----------------------------------------------
                               2-3010            ***
                 ----------------------------------------------
                               2-3110            ***
                 ----------------------------------------------
                               2-3210            ***
                 ----------------------------------------------
                               2-3310            ***
                 ----------------------------------------------
                               2-3410            ***
                 ----------------------------------------------
                               2-3510            ***
                 ----------------------------------------------
                               2-3610            ***
                 ----------------------------------------------
                               2-3710            ***
                 ----------------------------------------------
                               2-3810            ***
                 ----------------------------------------------
                               2-9110            ***
                 ----------------------------------------------
* Part-time territory

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Marketing Agreement
P&U/MGI                                                                Page -19-

                                    EXHIBIT B
                       MEMBERSHIP OF OPERATIONS COMMITTEE

For MGI:

1.   Chief Operating Officer
2.   Vice-President of Sales and Marketing

For P&U:

1.   Group Vice-President, Diversified Products, Global Business Management
2.   Vice-President, Diversified Products, Global Business Management

Marketing Agreement
P&U/MGI                                                                Page -20-

                                    EXHIBIT C
                      EXAMPLE CALCULATION OF MARKETING FEE


                                                       Q1             Q2              Q3              Q4
                                                       --             --              --              --
                        Contract Year-to-date
                                   Sales base         $4,750          $9,500         $14,250         $19,000
                                 Actual sales         $6,000         $11,500         $16,000         $19,000
                                              ---------------------------------------------------------------
                                                      $1,250          $2,000          $1,750              $0
                             Distribution fee          $(19)           $(30)           $(26)              $0
                                              ---------------------------------------------------------------
                          Incremental Revenue         $1,231          $1,970          $1,724              $0
                                              ---------------------------------------------------------------
                   50% of Incremental Revenue           $616            $985            $862              $0
                         Non-Detailing Costs:
                                          P&U           $175            $350            $525            $700
                                          MGI            $25             $50             $75            $100
                                              ---------------------------------------------------------------
                                                        $200            $400            $600            $800
                                              ---------------------------------------------------------------
                   50% of Non-Detailing Costs           $100            $200            $300            $400
              MGI Non-Detailing Reimbursement            $25             $50             $75            $100
                                              ---------------------------------------------------------------
          Contract Year-to-date Marketing Fee           $541            $835            $637          $(300)
                          less prior payments             $0            $541            $835              $0
                                              ---------------------------------------------------------------
        Marketing Fee calculation for quarter           $541            $294          $(198)          $(300)
                                              ===============================================================
                          Quarterly Payments:
                                              ===============================================================
                Marketing fee payment due MGI           $541            $294              $0              $0
                                              ===============================================================
                 Marketing fee refund due P&U             $0              $0              $0            $300

Note: Given these assumptions and applying the terms of Section 6.1 of the Agreement, the result of the Marketing Fee calculation for Q4 would be a payment of $300 by MGI to P&U after the end of the Contract Year. MGI would have received $835 in Marketing Fees from P&U pertaining to earlier quarters, so MGI's net receipts in Marketing Fees for the Contract Year would be $535.